Exhibit 99.1

Phillips 66 Reports 1Q 2024 Financial Results,
Highlights Strategic Priorities Progress

First-Quarter Results

•First-quarter earnings of $748 million or $1.73 per share; adjusted earnings of $822 million or $1.90 per share
•$1.6 billion returned to shareholders through dividends and share repurchases
•Refining operated at 92% crude utilization
•Recently announced 10% increase to the quarterly dividend to $1.15 per common share
•Earned industry recognition for 2023 exemplary safety performance in Midstream, Refining and Chemicals

Strategic Priorities Highlights

•Returned $9.9 billion to shareholders through dividends and share repurchases since July 2022
•On track to achieve $1.4 billion of business transformation cost and sustaining capital savings by year-end 2024
•Launched process to divest retail marketing assets in Germany and Austria
•Commenced operations at Rodeo Renewable Energy Complex

HOUSTON, April 26, 2024 – Phillips 66 (NYSE: PSX), a leading diversified and integrated downstream energy company, announced first-quarter earnings of $748 million, compared with earnings of $1.3 billion in the fourth quarter. Excluding special items of $74 million, the company had adjusted earnings of $822 million in the first quarter, compared with fourth-quarter adjusted earnings of $1.4 billion.

“In the first quarter, we progressed our strategic priorities and returned $1.6 billion to shareholders,” said Mark Lashier, president and CEO of Phillips 66. “While our crude utilization rates were strong, our results were affected by maintenance that limited our ability to make higher-value products. We were also impacted by the renewable fuels conversion at Rodeo, as well as the effect of rising commodity prices on our inventory hedge positions. The maintenance is behind us, our assets are currently running near historical highs and we are ready to meet peak summer demand.

“We recently launched a process to sell our retail marketing business in Germany and Austria, consistent with our plan to divest non-core assets. A major milestone was achieved with the startup of our Rodeo Renewable Energy Complex, positioning Phillips 66 as a world leader in renewable fuels.

“We remain committed to delivering increased value to our shareholders. We have returned $9.9 billion to shareholders through share repurchases and dividends since July 2022, on pace to meet our target of $13 billion to $15 billion by year-end 2024. Our strategic priorities put us on a clear path to achieve our $14 billion mid-cycle adjusted EBITDA target by 2025 and return over 50% of operating cash flows to shareholders.”

Midstream

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	1Q 2024	4Q 2023	1Q 2024	4Q 2023
Transportation	$243	334	302	334
NGL and Other	306	425	306	423
NOVONIX	5	(3)	5	(3)
Midstream	$554	756	613	754

Midstream first-quarter 2024 pre-tax income was $554 million, compared with $756 million in the fourth quarter of 2023. Results in the first quarter included a $59 million asset impairment. Fourth - quarter results included a $2 million tax benefit.

Transportation first-quarter adjusted pre-tax income was $302 million, compared with adjusted pre-tax income of $334 million in the fourth quarter. The decline mainly reflects a decrease in throughput and deficiency revenues, partially offset by seasonally lower maintenance costs.

NGL and Other adjusted pre-tax income was $306 million in the first quarter, compared with adjusted pre-tax income of $423 million in the fourth quarter. The decrease was mainly due to a decline in margins, as well as lower volumes reflecting impacts from winter storms.

In the first quarter, the fair value of the company’s investment in NOVONIX, Ltd. increased by $5 million, compared with a $3 million decrease in the fourth quarter.

Chemicals

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	1Q 2024	4Q 2023	1Q 2024	4Q 2023
Chemicals	$205	106	205	106

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals first-quarter 2024 reported and adjusted pre-tax income was $205 million, compared with fourth-quarter 2023 reported and adjusted pre-tax income of $106 million. The increase was mainly due to higher polyethylene margins driven by improved sales prices and a decline in feedstock costs, as well as lower turnaround costs.

Global olefins and polyolefins utilization was 96% for the quarter.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	1Q 2024	4Q 2023	1Q 2024	4Q 2023
Refining	$131	814	228	797

Refining first-quarter 2024 reported pre-tax income was $131 million, compared with pre-tax income of $814 million in the fourth quarter of 2023. Results in the first quarter included a $104 million asset impairment and a $7 million benefit related to a legal settlement. Fourth-quarter results included a $17 million tax benefit.

Adjusted pre-tax income for Refining was $228 million in the first quarter, compared with adjusted pre-tax income of $797 million in the fourth quarter. The decrease was primarily due to a decline in realized margins driven by less favorable commercial results, inventory hedging impacts and lower Gulf Coast clean product realizations.

Refining pre-tax turnaround expense for the first quarter was $160 million, including $36 million related to the Rodeo Renewable Energy Complex. The crude utilization rate was 92%, clean product yield was 84% and market capture was 69%.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	1Q 2024	4Q 2023	1Q 2024	4Q 2023
Marketing and Specialties	$404	432	345	432

Marketing and Specialties first-quarter 2024 pre-tax income was $404 million, compared with $432 million in the fourth quarter of 2023. Results in the first quarter included a $59 million benefit related to a legal settlement.

Adjusted pre-tax income for Marketing and Specialties was $345 million in the first quarter, compared with $432 million in the fourth quarter. The decrease in the first quarter was mainly due to lower domestic marketing and lubricant margins.

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	1Q 2024	4Q 2023	1Q 2024	4Q 2023
Corporate and Other	$(330)	(347)	(330)	(297)

Corporate and Other first-quarter 2024 pre-tax costs were $330 million, compared with pre-tax costs of $347 million in the fourth quarter of 2023. Results in the fourth quarter included restructuring costs of $50 million.

Adjusted pre-tax costs were $330 million in the first quarter of 2024, compared with $297 million in the fourth quarter. Increased costs in the first quarter were mainly due to higher net interest expense.

Financial Position, Liquidity and Return of Capital

Cash used in operations was $236 million in the first quarter. Operating cash flow was $1.2 billion, excluding $1.4 billion of working capital impacts mainly due to inventory builds. The company had net debt issuances of $802 million.

During the first quarter, Phillips 66 funded $1.2 billion of share repurchases, $448 million in dividends and $628 million of capital expenditures and investments.

As of March 31, 2024, the company had $1.6 billion of cash and cash equivalents and $3.5 billion of committed capacity available under its credit facility. The company’s consolidated debt-to-capital ratio was 40% and its net debt-to-capital ratio was 38%. The company ended the quarter with 424 million shares outstanding.

Strategic Priorities and Business Update

Phillips 66 is executing its strategic priorities to increase mid-cycle adjusted EBITDA to $14 billion by 2025 and return over 50% of operating cash flow to shareholders. Since July 2022, the company has distributed $9.9 billion through share repurchases and dividends and is on pace to achieve its $13 billion to $15 billion target by year-end 2024.

Phillips 66 plans to monetize assets that no longer fit its long-term strategy. The company is progressing the potential divestiture of its retail marketing business in Germany and Austria. Completion of dispositions is subject to market and other conditions, including customary approvals.

The company achieved $1.24 billion in run-rate cost and sustaining capital savings through business transformation as of March 31, 2024. The company is targeting $1.4 billion in run-rate savings by the end of 2024.

Phillips 66 is capturing value from its Midstream NGL wellhead-to-market strategy. The company’s increased ownership of DCP Midstream has provided an incremental $1.25 billion toward its 2025 mid-cycle adjusted EBITDA target, including approximately $250 million of synergies. The company remains focused on capturing over $400 million of run-rate commercial and operating synergies by the end of 2024.

In Chemicals, CPChem is building world-scale petrochemical facilities with a joint-venture partner on the U.S. Gulf Coast and in Ras Laffan, Qatar. Both projects are expected to start up in 2026.

In Refining, the company continues to invest in high-return, low-capital projects to improve asset reliability and market capture. Since 2022, completed projects have added over 3% to market capture based on mid-cycle pricing.

During the first quarter, Phillips 66 achieved a significant milestone with the startup of the Rodeo Renewed project. The Rodeo Renewable Energy Complex is now producing 30,000 barrels per day of renewable fuels. The facility is on track to produce approximately 50,000 barrels per day (800 million gallons per year) of renewable fuels by the end of the second quarter, positioning Phillips 66 as a leader in renewable fuels.

The American Fuel and Petrochemical Manufacturers (AFPM) recognized four Phillips 66 refineries and two CPChem facilities for exemplary safety performance in 2023. The Rodeo and Sweeny facilities both received the Distinguished Safety Award, the highest annual safety award in the industry. This was Sweeny Refinery’s third consecutive year to receive the honor. The Ponca City Refinery earned the Elite Platinum Award, and the Lake Charles Refinery secured the Elite Gold Award. In Midstream, the company received the first-place Division I 2023 GPA Midstream Safety Award for its gathering and processing operations.

Investor Webcast

Members of Phillips 66 executive management will host a webcast at noon ET to provide an update on the company’s strategic initiatives and discuss the company’s first-quarter performance. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2024	2023
	1Q	4Q	1Q
Midstream	$554	756	702
Chemicals	205	106	198
Refining	131	814	1,608
Marketing and Specialties	404	432	426
Corporate and Other	(330)	(347)	(283)
Pre-Tax Income	964	1,761	2,651
Less: Income tax expense	203	476	574
Less: Noncontrolling interests	13	25	116
Phillips 66	$748	1,260	1,961

Adjusted Earnings
	Millions of Dollars
	2024	2023
	1Q	4Q	1Q
Midstream	$613	754	678
Chemicals	205	106	198
Refining	228	797	1,608
Marketing and Specialties	345	432	426
Corporate and Other	(330)	(297)	(248)
Pre-Tax Income	1,061	1,792	2,662
Less: Income tax expense	226	405	576
Less: Noncontrolling interests	13	25	121
Phillips 66	$822	1,362	1,965

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading diversified and integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

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CONTACTS
Jeff Dietert (investors)	Owen Simpson (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	owen.simpson@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the federal securities laws. Words such as “adjusted EBITDA,” “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: fluctuations in NGL, crude oil, refined petroleum product and natural gas prices, and refining, marketing and petrochemical margins; changes in governmental policies or laws that relate to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels that regulate profits, pricing, or taxation, or other regulations that limit or restrict refining, marketing and midstream operations or restrict exports; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; our ability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; our ability to achieve the expected benefits of the integration of DCP Midstream, LP, including the realization of synergies; the success of the company’s business transformation initiatives and the realization of savings and cost reductions from actions taken in connection therewith; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, asset dispositions or acquisitions that we may pursue; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other political, economic or diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted pre-tax income (loss),” “adjusted pre-tax costs,” “adjusted earnings per share,” “operating cash flow, excluding working capital,” and “net debt-to-capital ratio.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry. Where applicable, these measures exclude items that do not reflect the core operating results of our businesses in the current period or other adjustments to reflect how management analyzes results. Reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measure are included within this release.

This news release also includes the term “mid-cycle adjusted EBITDA,” which is a forward-looking non-GAAP financial measure. EBITDA is defined as estimated net income plus estimated net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as estimated EBITDA plus the proportional share of selected equity affiliates’ estimated net interest expense, income taxes, and depreciation and amortization less the portion of estimated adjusted EBITDA attributable to noncontrolling interests. Net income is the most directly comparable GAAP financial measure for the consolidated company and income before income taxes is the most directly comparable GAAP financial measure for operating segments. Mid-cycle adjusted EBITDA is defined as the average adjusted EBITDA generated over a complete economic cycle. Mid-cycle adjusted EBITDA estimates or targets depend on future levels of revenues and expenses, including amounts that will be attributable to noncontrolling interests, which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation of projected mid-cycle adjusted EBITDA to consolidated net income or segment income before income taxes without unreasonable effort.

References in the release to earnings refer to net income attributable to Phillips 66. References in the release to shareholder distributions refers to the sum of dividends paid to Phillips 66 stockholders and proceeds used by Phillips 66 to repurchase shares of its common stock. References to run-rate cost savings includes cost savings and references to run-rate synergies include costs savings and other benefits that will be reflected in the sales and other operating revenues, purchased crude oil and products costs, operating expenses, selling, general and administrative expenses and equity in earnings of affiliates lines on our consolidated statement of income when realized. References to run-rate sustaining capital savings includes savings that will be reflected in the capital expenditures and investments on our consolidated statement of cash flows when realized. References to run-rate savings represent the sum of run-rate cost savings and run-rate sustaining capital savings.

	Millions of Dollars
	Except as Indicated
	2024	2023
	1Q	4Q	1Q
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$748	1,260	1,961
Pre-tax adjustments:
Impairments	163	—	—
Certain tax impacts	—	(19)	—
Net gain on asset disposition	—	—	(36)
Legal settlement	(66)	—	—
Business transformation restructuring costs[1]	—	50	35
DCP integration restructuring costs[2]	—	—	12
Tax impact of adjustments[3]	(23)	(12)	(2)
Other tax impacts	—	83	—
Noncontrolling interests	—	—	(5)
Adjusted earnings	$822	1,362	1,965
Earnings per share of common stock (dollars)	$1.73	2.86	4.20
Adjusted earnings per share of common stock (dollars)[4]	$1.90	3.09	4.21

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$554	756	702
Pre-tax adjustments:
Impairments	59	—	—
Certain tax impacts	—	(2)	—
Net gain on asset disposition	—	—	(36)
DCP integration restructuring costs[2]	—	—	12
Adjusted pre-tax income	$613	754	678
Chemicals Pre-Tax Income	$205	106	198
Pre-tax adjustments:
None	—	—	—
Adjusted pre-tax income	$205	106	198
Refining Pre-Tax Income	$131	814	1,608
Pre-tax adjustments:
Impairments	104	—	—
Certain tax impacts	—	(17)	—
Legal accrual	—	—	—
Legal settlement	(7)	—	—
Adjusted pre-tax income	$228	797	1,608

Marketing and Specialties Pre-Tax Income	$404	432	426
Pre-tax adjustments:
Legal settlement	(59)	—	—
Adjusted pre-tax income	$345	432	426
Corporate and Other Pre-Tax Loss	$(330)	(347)	(283)
Pre-tax adjustments:
Business transformation restructuring costs[1]	—	50	35
Loss on early redemption of DCP debt	—	—	—
Adjusted pre-tax loss	$(330)	(297)	(248)

[1]Restructuring costs, related to Phillips 66’s multi-year business transformation efforts, are primarily due to consulting fees and severance costs.
[2]Restructuring costs, related to the integration of DCP Midstream, primarily reflect severance costs and consulting fees. A portion of these costs are attributable to noncontrolling interests.
3We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 24%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

4Q1 2024 and Q4 2023 are based on adjusted weighted-average diluted shares of 432,158 thousand and 440,582 thousand, respectively. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Except as Indicated
March 31, 2024
Debt-to-Capital Ratio
Total Debt	$20,154
Total Equity	30,793
Debt-to-Capital Ratio	40%
Total Cash	1,570
Net Debt-to-Capital Ratio	38%

Millions of Dollars
March 31, 2024
Reconciliation of Net Cash Used in Operating Activities to Operating Cash Flow, Excluding Working Capital
Net Cash Used in Operating Activities	$(236)
Less: Net Working Capital Changes	(1,447)
Operating Cash Flow, Excluding Working Capital	$1,211

	Millions of Dollars
	Except as Indicated
	2024	2023
	1Q	4Q
Reconciliation of Refining Income Before Income Taxes to Realized Refining Margins
Income before income taxes	$131	814
Plus:
Taxes other than income taxes	86	87
Depreciation, amortization and impairments	321	227
Selling, general and administrative expenses	47	48
Operating expenses	1,021	1,086
Equity in (earnings) loss of affiliates	(108)	85
Other segment expense, net	1	5
Proportional share of refining gross margins contributed by equity affiliates	331	167
Special items:
Certain tax impacts	—	(15)
Legal settlement	(7)	—
Realized refining margins	$1,823	2,504
Total processed inputs (thousands of barrels)	144,730	156,720
Adjusted total processed inputs (thousands of barrels)*	166,984	173,786
Income before income taxes (dollars per barrel)**	$0.91	5.19
Realized refining margins (dollars per barrel)*****	$10.91	14.41
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.